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                                    CONSENT


The undersigned, Stewart D. Personick, has agreed to become a director of Optical Communication Products, Inc. (the "Company") upon the effectiveness of the Company's Registration Statement on Form S-1, File No. 333-44862, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission in connection with the Company's initial public offering. The undersigned hereby consents to being named as a director designee in the Registration Statement.


/s/ Stewart D. Personick
------------------------
Stewart D. Personick

Dated: October 12, 2000